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                                                                   Exhibit 99(a)

                                                   Amended, Restated and Renewed
                                                         as of February 11, 1997

                           SEI INVESTMENTS  COMPANY
                               STOCK OPTION PLAN

1.   Background.

     The Board of Directors of SEI Investments Company (formerly known as SEI Corporation), a Pennsylvania corporation (the "Company"), by resolution dated January 21, 1981, adopted the Stock Option Plan (the "Plan") providing for the grant of stock options for the purchase of shares of Non-Voting Common Stock of the Company, which shares were subsequently converted to Common Stock, par value $.01 (the "Shares"), to employees of the Company and its subsidiaries. The Plan was initially approved by the shareholders of the Company on February 9, 1981. The Plan has been subsequently amended and restated from time to time by all requisite action of the Board of Directors and shareholders of the Company. The Plan was again amended and restated by action by the Board of Directors on February 11, 1997, subject to approval by shareholders of the Company.

2.   Purpose of Plan.

     The purpose of the Plan is to allow for the issuance thereunder of Incentive Stock Options and Non-Qualified Options in order to provide an additional means through which the Company can attract and retain employees and consultants. The Company believes that the Plan will encourage the participants to contribute materially to the growth of the Company, thereby benefitting the Company's shareholders, and will align the economic interests of the participants with those of the shareholders.

3.   Administration of the Plan.

     (a) Committee. The Plan shall be administered and interpreted by a Stock Option Committee (the "Committee"). The Committee shall consist of two or more persons appointed by the Board of Directors, all of whom shall be "outside directors" as defined under section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and related Treasury regulations and "non-employee directors" as defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     (b) Committee Authority.  The Committee shall have the sole authority to
(i) determine the individuals to whom grants shall be made under the Plan, (ii) determine the type, size and terms of the grants to be made to each such individual, (iii) determine the time when the grants will be made and the duration of any applicable exercise period, including the criteria for

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exercisability and the acceleration of exercisability and (iv) deal with any other matters arising under the Plan.

     (c) Committee Determinations. The Committee shall have full power and authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee's interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

4.   Shares Subject to the Plan.

     (a) Plan Share Limits. The maximum aggregate number of Shares with respect to which options may be granted from time to time under the Plan (subject to the provisions of Section 12) shall be 12,304,988 Shares. The maximum aggregate number of Shares that shall be subject to grants made under the Plan to any individual during any calendar year shall be 25,000 Shares.

     (b) Other Share Requirements. If an option granted under the Plan ceases to be exercisable in whole or in part by reason of (i) the expiration of the term of the option; (ii) the cancellation of the option with the consent of the optionee; (iii) upon or following termination of employment of the optionee in accordance with Section 10; or (iv) the forfeiture, exchange or surrender of the option, the Shares which were subject to such option, but to which the option had not been exercised at the time of termination of the option, shall continue to be available under the Plan. The Shares to be issued upon exercise of options granted under the Plan shall be either authorized but unissued Shares or Shares reacquired by the Company and held in the treasury of the Company, including Shares purchased by the Company on the open market for purposes of the Plan.

5.   Designation of Participants

     (a) Eligible Individuals. Employees of the Company, and affiliates of the Company, shall be eligible to receive options under the Plan. Consultants who perform services to the Company or any of its affiliates shall be eligible to participate in the Plan if the consultants render bona fide services and such services are not in connection with the offer or sale of securities in a capital-raising transaction. Notwithstanding the foregoing, only employees of the Company or its subsidiaries shall be eligible to receive Incentive Stock Options.

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     (b) Selection of Optionees.   From time to time, the Committee shall
designate from such eligible persons those who will receive options and the number of Shares to be covered by each option.

     (c) Rights of Participants. Nothing in the Plan shall entitle any employee, consultant or other person to any claim or right to be granted an option under this Plan. Nothing in this Plan, in any option granted pursuant to this Plan, or in any action taken hereunder shall be construed as conferring on any individual any rights to continue in the employ (or as a consultant) of the Company or any of its subsidiaries, or any other employment (or consulting) rights. Nothing in the Plan or in any option granted pursuant to this Plan shall in any way interfere with the right of the Company or any of its subsidiaries to terminate the optionee's employment (or consulting relationship) at any time. Options may be granted to eligible persons whether or not they hold or have held options under the Plan or under plans or arrangements previously adopted by the Company.

     (d) Definitions. For the purposes of the Plan, the term "subsidiary" shall mean any corporation now existing or hereafter organized or acquired by the Company in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the option, each of the corporations (including the Company) other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one or the other corporations, in such chain. The term "affiliate" shall mean any corporation, partnership or other entity in which the Company holds, directly or indirectly, fifty percent (50%) or more of the entity's equity interest.

6.   Types of Options.

     Options granted under the Plan may be of two types: (a) options intended to meet the requirements of section 422 of the Code ("Incentive Stock Options") and
(b) options not intended to meet the requirements of section 422 of the Code ("Non-Qualified Options"). The Committee shall have authority and discretion to grant to an eligible person either Incentive Stock Options, Non-Qualified Options or both but shall clearly designate the nature of each option at the time of option grant.

7.   Stock Option Agreement.

     Each option granted under the Plan shall be subject to the terms and conditions set forth herein and shall be evidenced by a stock option agreement, which shall be executed by the Company. The agreement shall contain such terms and provisions, not inconsistent with the Plan, as shall be determined by the Committee, including (a) a clear designation of the status of the options granted thereby; and (b) in the case of Incentive Stock Options such terms as shall be requisite to cause such options to comply with the provisions of section 422 of the Code. The Committee shall approve the form and provisions of each stock option agreement, and any amendment thereto. Incentive Stock Options and Non-Qualified Options may be granted

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simultaneously and subject to a single option agreement, provided that, in no event shall a Non-Qualified Option be granted in tandem with an Incentive Stock Option, such that the exercise of one affects the right to exercise the other. The terms and provisions of such option agreements may vary between optionees and between different options granted to the same optionee. By accepting any option granted under the Plan, an optionee will be deemed to have agreed to all provisions contained in the option agreement.

8.   Option Price.

     (a) Determination of Option Price. The option price shall be determined by the Committee and shall be not less than the Fair Market Value (as defined below) of the Shares at the time the option is granted provided; however, that the option price of Shares with respect to Incentive Stock Options granted to any person possessing (at the time of option grant) over ten percent of the total combined voting power of all classes of stock of the Company and any parent and subsidiary corporations (such person hereinafter a "control person") shall be 110% of such Fair Market Value of a Share on the date the Incentive Stock Option is granted.

     (b) Determination of Fair Market Value. For the purposes of this Plan, the Fair Market Value of the Shares shall mean the average (mean) of the closing bid and asked prices of the Shares as reported on the relevant date through the National Association of Securities Dealers Automated Quotation System or, if the Shares are listed or admitted to trading on the Nasdaq National Market System or any national securities exchange or if the last reported sale price of such Shares is generally available, the last reported sale price on such system or exchange on the relevant date. The Fair Market Value for any day for which there is no such bid and asked price or last reported sales price shall be the Fair Market Value of the next preceding day for which there is such a price.

     Should the Shares be traded otherwise than on the markets referred to above, then the Fair Market Value shall be determined by the Committee. If the Shares are not publicly traded, then the Fair Market Value shall be not less than the value established for the Shares by an independent appraisal as of a date not more than twelve months before such value determination by the Committee.

9.   Amount of Incentive Stock Options.

     With respect to Incentive Stock Options granted after December 31, 1986, if the aggregate Fair Market Value (determined as of the time of option grant) of the Shares with respect to which such Incentive Stock Options first become exercisable during any calendar year under this Plan and any other plan of the Company or any parent or subsidiary, exceeds $100,000, then such Incentive Stock Options, to the extent of such excess, shall be treated for all tax purposes as Non-Qualified Options.

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10.  Terms of Options.

     The Committee shall have the authority to determine the term of each option, provided that no Incentive Stock Option granted to a control person shall be exercisable after the expiration of five (5) years from the date of option grant and no other option shall be exercisable after the expiration of ten (10) years from the date of option grant. Subject to the limitation periods hereinabove set forth, no option, or portion thereof, granted under the Plan shall vest after the optionee ceases to be employed by (and is employed by neither) the Company or one of its subsidiaries or affiliates (a "termination of employment") and all options shall terminate automatically on the earliest to occur of the expiration of the option term (as described above), or one of the following events:

     a. Upon the expiration of ten (10) days after notice by the Company pursuant to Section 12(d) of the sale of all or substantially all of its assets;

     b. Thirty (30) days after a termination of employment (or within such other period of time as may be specified by the Committee) for any reason other than death, retirement or disability;

     c. One year from the date of a termination of employment (or within such other period of time as may be specified by the Committee) by reason of the optionee's death;

     d. Three months from the date of a termination of employment (or within such other period of time as may be specified by the Committee) by reason of the optionee's disability or retirement; or

     e. As of the date of a termination of employment by reason of a termination for cause.

     For purpose of determining whether or not a termination of employment has occurred, (i) the transfer of an optionee among the Company or any subsidiary or affiliate shall not be deemed a termination of employment, (ii) the sale of any subsidiary or affiliate to an unaffiliated party shall be deemed a termination of employment of any optionee who continues to be employed by such subsidiary or affiliate subsequent to such sale, (iii) a consultant shall be deemed to have incurred a termination of employment at the time he is no longer required to perform services for the Company or any subsidiary or affiliate, as determined by the Committee, (iv) an optionee shall be deemed to have been terminated for cause if the Committee finds that the optionee has breached his employment or service contract with the Company, any subsidiary or affiliate, or has been engaged in disloyalty to the Company, any subsidiary or affiliate, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his employment or service, or has disclosed trade secrets or confidential information of the Company, any subsidiary or affiliate to persons not entitled to receive such information, and (v)

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an optionee shall be deemed to be disabled if the optionee becomes disabled within the meaning of section 22(e)(3) of the Code. Notwithstanding the foregoing, with respect to an option granted to a consultant, the Committee, in its sole discretion, shall establish the provisions concerning termination of such option at the time of option grant. In the absence of such establishment, the provisions of (a) through (e) above shall apply.

11.  Exercise of Options.

     (a) Exercisability of Options. The time or times at which or during which options granted under this Plan may be exercised, and any conditions pertaining to such exercise, shall be determined by the Committee and specified in the stock option agreement or an amendment to the stock option agreement; provided however, that no Incentive Stock Option granted on or before December 31, 1986 shall become exercisable while the optionee has outstanding any previously granted incentive stock option (as defined in section 422 of the Code) to purchase stock in the Company, in a corporation that (at the time of option grant) was a parent or subsidiary of the Company or in a predecessor corporation of any of such corporations.

     (b)  Transferability of Options.

          (i) Nontransferability of Options. Except as provided below, no option granted under this Plan shall be assignable or otherwise transferable except by will or the laws of descent and distribution or, with respect to Non-Qualified Options, if permitted in any specific case by the Committee, pursuant to a domestic relations order (as defined under the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the regulations thereunder). Any option shall be exercisable solely by the optionee during the lifetime of the optionee and, after the death of the optionee, an option shall be exercisable (subject to the provision of Section 10) solely by either the duly qualified personal representative or representatives of the optionee, or the person or persons who acquire the right to exercise such option by will or the laws of descent and distribution and such person or persons furnish proof satisfactory to the Company of his or their right to receive the option under the optionee's will or under the applicable laws of descent and distribution.

         (ii) Transfer of Non-Qualified Options. Notwithstanding the foregoing, the Committee may provide, in a stock option agreement, that an optionee may transfer Non-Qualified Options to family members or other persons or entities according to such terms as the Committee may determine; provided that the optionee receives no consideration for the transfer of a Non-Qualified Option and the transferred Option shall continue to be subject to the same terms and conditions as were applicable to the Option immediately before the transfer.

     (c) Payment of Option Price. The purchase price of the Shares as to which an option is exercised shall be paid in full in cash or in any other manner approved by the Committee which may include, but shall not be limited to, payment by surrender of unrestricted Shares owned by the optionee (including Shares acquired in connection with the exercise of the option,

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subject to such restrictions as the Committee deems appropriate) and having a
Fair Market Value on the date of exercise equal to the purchase price, or payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board. The optionee shall pay the option price and the amount of any withholding tax due (pursuant to Subsection (d)) at the time of exercise.

     (d)  Withholding of Taxes.

          (i) Required Withholding. All options under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements. The Company may require the optionee or other person receiving such Shares to pay to the Company the amount of any such taxes that the Company is required to withhold with respect to the exercise of such options, or the Company may deduct from other wages paid by the Company the amount of any withholding taxes due with respect to such exercise.

         (ii) Withholding Shares. If the Company is required to withhold any taxes arising from an exercise of options under the Plan, the Treasurer of the Company may, in such person's discretion, withhold delivery of Shares issuable upon exercise of an option in an amount (valued at the Fair Market Value of such Shares on the date of exercise of the option) sufficient to cover the Company's withholding obligation with respect to such taxes.

     (e) Notice of Exercise. Notice in writing shall be given by the optionee to the Treasurer of the Company, or such other person as may be designated from time to time by the Treasurer, on any day on which the offices of the Company are generally open for the conduct of business, which notice shall indicate the exercise of any option and specify the number of Shares desired at the option price.

     (f) Limitations on Issuance of Shares. The obligation of the Company to deliver Shares upon such exercise shall be subject to all applicable laws, rules, regulations, and such approvals by governmental agencies as may be deemed appropriate by the Committee, including, among others, such steps as counsel for the Company shall be deem necessary or appropriate to comply with requirements of relevant securities laws. Such obligation shall also be subject to the condition that the Shares reserved for issuance upon the exercise of options granted under the Plan shall have been duly listed on any national securities exchange which then constitutes the principal trading market for the Shares.

12.  Capital Change of the Company.

     (a) Adjustments. In the event that there is a change in, reclassification of, subdivision of, combination of, split-up or spin-off with respect to, stock dividend on, or exchange of stock of the Company for the outstanding Shares of the Company, the maximum aggregate number and class of Shares as to which options may be granted under the Plan, the maximum aggregate number of Shares that any individual participating in the Plan may be granted in any calendar

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year, and the number and class of Shares as to which each outstanding option and the option price may (but need not) be adjusted by the Committee in any manner in which the Committee, in is absolute discretion, deems appropriate. Such adjustment to Shares subject to the Plan or to Shares subject to options under the Plan shall not in any event take place with respect to any dividend payable in Shares of the Company, unless such dividend would result in either (i) an increase of ten percent (10%) or more in the outstanding Shares of the Company since the adoption of the Plan or the grant of the subject option thereunder, as the case may be; or (ii) an increase in any one transaction of five percent (5%) or more in the outstanding Shares.

     (b) Consolidation or Merger of the Company. If the Company shall be consolidated or merged with another corporation, each optionee who has an outstanding option hereunder shall, at the time for issuance of Shares upon exercise or partial exercise of such option, be entitled to receive the same number and kind of shares, or the same amount of other property, cash, or securities as the optionee would have been entitled to receive upon the happening of such consolidation or merger if the optionee had been, immediately prior to such event, the holder of the number of Shares to which the optionee has an outstanding option hereunder (to the extent of such exercise or partial exercise) adjusted in the manner provided in this Section, or, if another corporation shall be the survivor, such other corporation shall substitute therefor a substantially equivalent number and kind of shares of stock or other property, cash, or securities of such other corporation. Notwithstanding anything in the Plan to the contrary, in the event of a consolidation or merger described above, the Committee shall not have the right to take any actions described in the Plan that would make the consolidation or merger ineligible for pooling of interests accounting treatment or that would make the consolidation or merger ineligible for desired tax treatment if, in the absence of such right, the consolidation or merger would qualify for such treatment and the Company intends to use such treatment with respect to the consolidation or merger.

     (c) Further Adjustments. In the event that there shall be any change, other then as specified above, in the number or kind of the outstanding Shares or of any stock or other securities into which such Shares shall have been changed or for which they shall have been exchanged, or in the event of a dividend to holders of the Shares payable other than in cash or stock of the Company, then if the Committee shall determine that such change equitably requires an adjustment in the number or kind of Shares theretofore appropriated for the purposes of the Plan but not yet covered by an option, an adjustment in the number or kind of Shares that may be granted to any individual during any calendar year under the limit set forth in Section 4 of the Plan, or an adjustment with respect to the number, price or kind of Shares then subject to an option or options, such adjustment shall be made and shall be effective and binding for all purposes of the Plan.

     (d) Sale of Substantially all Assets. Notwithstanding the above, if all or substantially all of the assets of the Company shall be sold or exchanged (otherwise than by merger or consolidation), each optionee shall have the right to exercise such option in full, to the extent that

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it has not previously been exercised within ten (10) days after the notice by the Company of the right to exercise, and any such option not so exercised shall lapse.

13.  Termination and Amendment.

     (a) Termination and Amendment of Plan. Unless the Plan shall theretofore have been terminated as hereinafter provided, it shall terminate on, and no option shall be granted thereunder after, January 1, 2001. The Board of Directors may also terminate the Plan or make such modifications or amendments thereof as it shall deem advisable; provided, however, that the Board of Directors shall not, amend the Plan without further approval by the holders of a majority of the outstanding common stock of the Company if such approval is required by section 162(m) of the Code or such approval is required by section 422 of the Code.

     (b) Termination and Amendment of Outstanding Options. The Committee may authorize amendments of outstanding options including without limitation the reduction of the option prices specified therein (or the granting of new options at lower prices upon the cancellation of outstanding options), so long as all options granted hereunder outstanding at any one time shall not call for issuance of more shares of common stock than those provided in Section 4 hereof and so long as the provisions of any amended option would have been permissible under the Plan if such option had been originally granted as of the date of such
amendment with such amended terms.   No termination, modification, or amendment
of this Plan may adversely affect any then outstanding option under such Plan without the consent of the person to whom such option has been granted. Whether or not the Plan has terminated, an outstanding option may be terminated or amended under Section 18(c) or may be amended by agreement of the Company and the optionee consistent with the Plan.

     (c) Governing Document. The Plan shall be the controlling document. No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

14.  Funding of the Plan.

     This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of grants under this Plan. In no event shall interest be paid or accrued on any grant.

15.  No Fractional Shares

     No fractional Shares shall be issued or delivered pursuant to the Plan or any option. The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

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16.  Headings.

     Section headings are for reference only. In the event of a conflict between a title and the content of a Section, the content of the Section shall control.

17.  Effective Date.

     Subject to the approval of the Company's shareholders, the Plan, as amended and restated, shall be effective on February 11, 1997.

18.  Miscellaneous.

     (a) Grants in Connection with Corporate Transactions and Otherwise.
Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to make grants under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including options to employees thereof who become employees of the Company, or for other proper corporate purposes, or
(ii) limit the right of the Company to grant stock options or make other awards outside of this Plan. Without limiting the foregoing, the Committee may make a grant to an employee of another corporation who becomes an employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company or any of its subsidiaries in substitution for a stock option or restricted stock grant made by such corporation. The terms and conditions of the substitute grants may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives. The Committee shall prescribe the provisions of the substitute grants.

     (b) Rights of an Optionee. No optionee shall have any rights of a shareholder with respect to any Shares unless and until the optionee has exercised the option with respect to such Shares and has paid the full option price therefor.

     (c) Compliance with Law. The Plan and the exercise of options shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. The Committee may revoke any grant if it is contrary to law or modify a grant to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to optionees. The Committee may, in its sole discretion, agree to limit its authority under this Section.

     (d) Governing Law. The validity, construction, interpretation and effect of the Plan and stock option agreements issued under the Plan shall exclusively be governed by and determined in accordance with the law of the Commonwealth of Pennsylvania, to the extent such law is not superseded by or inconsistent with Federal law.

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